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                                                                     Exhibit 5.1


                                 [Letterhead of]
                                  CUMMINS INC.



                                                               November 21, 2001

                             CUMMINS CAPITAL TRUST I
                     $300,000,000 7% CONVERTIBLE CUMULATIVE
                           QUARTERLY INCOME PREFERRED
                               SECURITIES (QUIPS)


Ladies and Gentlemen:

                  As Vice President - General Counsel and Secretary of Cummins Inc., an Indiana Corporation (the "Company"), I am rendering this opinion in connection with the Registration Statement on Form S-3 (File No. 333-68592), as filed by the Company and Cummins Capital Trust I, a Delaware statutory business trust (the "Trust") with the Securities and Exchange Commission on August 29, 2001 under the Securities Act of 1933, as amended (the "Securities Act"), and Amendment No. 1 thereto, as filed on the date hereof (the registration statement, as so amended, being hereinafter referred to as the "Registration Statement") relating to the registration of the Trust's 7% Convertible Cumulative Quarterly Income Preferred Securities (QUIPS) (liquidation amount $50 per preferred security) (the "Preferred Securities"), which are convertible into common stock, par value $2.50 per share (the "Common Stock"), of the Company. The Preferred Securities were issued pursuant to the Amended and Restated Trust Agreement dated as of June 18, 2001 (the "Trust Agreement"), among the Company, as Depositor, BNY Midwest Trust Company, as trustee (the "Trust Agreement Trustee"), and the Administrative Trustees named therein and are guaranteed by the Company (the "Guarantee") to the extent set forth in the Guarantee Agreement dated as of June 18, 2001 (the "Guarantee Agreement"), among the Company, as Guarantor, the Trust and BNY Midwest Trust Company, as trustee (the "Guarantee Trustee"). The Trust has acquired $309,278,400 aggregate principal amount of 7% Junior Subordinated Convertible Debentures of Cummins Inc. (the "Debentures") with the proceeds from the sale of the Preferred Securities and the sale to the Company of the common securities of the Trust. The Debentures were issued pursuant to the Indenture dated as of June 18, 2001 (the "Indenture") between the Company and BNY Midwest Trust Company, as trustee (the "Indenture Trustee").

                  In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Certificate of Incorporation of the Company, as amended, (b) the By-laws of the Company, (c) resolutions adopted by the Board of Directors on April 3, 2001, by the Executive Committee on June 12, 2001, and by the Pricing Committee on June 12, 2001, (d) the Trust Agreement, (e) the Guarantee Agreement, (f) the Indenture (g) a specimen of the Preferred Securities, (h) a specimen of the Debentures, (i) a specimen certificate of the shares of Common Stock of the Company and (j) the Registration Statement.

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                  In my examination of the aforesaid documents, certificates and other documents, I have assumed that any documents purporting to be originals are authentic and any copies of documents conform with the originals of such documents.

                  Based upon the foregoing, I am of opinion as follows:

                    1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Indiana.

                    2. All the shares of Common Stock issuable upon conversion of the Preferred Securities and the Debentures have been duly and validly authorized and reserved for issuance upon such conversion and, when issued and delivered in accordance with the terms of the Preferred Securities and the Debentures, will be duly and validly issued, fully paid and non-assessable.

                    3. The Guarantee and the Debentures have each been duly authorized, issued and delivered, and the Debentures have been duly executed, by the Company.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                  This opinion is being delivered to you in my capacity as the Vice President - General Counsel and Secretary of the Company and solely for the purpose of being included as an exhibit to the Registration Statement. This opinion addresses matters only as of the date hereof and may not be relied upon in any manner for any other purpose without my prior written consent.


                                               Very truly yours,

                                           /s/ Marya M. Rose


Cummins Inc.
Cummins Capital Trust I
     c/o Cummins Inc.
         500 Jackson Street, Box 3005
              Columbus, IN 47202-3005